EXHIBIT 11.1
                    STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE

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
                                         THREE MONTHS ENDED APRIL 30,


                                            1995                 1994

Weighted average shares outstanding           1,977,766           1,952,481
Net effect of dilutive stock options -
based on the treasury stock method
using average market price                       84,775              26,805

                                              2,062,541           1,979,286

Net income                                   $  217,639          $  211,944

Net income per share                         $     0.11          $     0.11

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